Exhibit 99.a1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OR

SMC INVESTMENT CORPORATION

SMC INVESTMENT CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware hereby certifies as follows:

FIRST: That on October 15, 1968 a majority of the Board of Directors of said corporation adopted the following amendment of the Certificate of Incorporation of the corporation:

RESOLVED, that Article VII of the Certificate of Incorporation of this corporation be amended by deleting the last sentence of such Article which reads as follows:

“The initials ‘SMC’ are understood to be used by the corporation as part of its name with the consent of Shareholders Management Company, which controls the use of such initials and such use by the corporation shall in no way prevent Shareholders Management Company or any of its successors or assigns from using or permitting the use of the initials ‘SMC’ in connection with any other entity or business, whether or not the same directly or indirectly competes or conflicts with the corporation or its business.”

SECOND: That the corporation has not received any payment for any of its stock and that the foregoing amendment has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SMC Investment Corporation has caused its corporate seal to be affixed and this

Certificate to be signed by Douglas B. Fletcher, its president, and Robert G. Sether, its secretary, this 15th day of October, 1968.

SMC INVESTMENT CORPORATION

	By	/s/ Douglas B. Fletcher
President

ATTEST:	By	/s/ Robert G. Sether
Secretary

[Delaware Seal]